FOR IMMEDIATE RELEASE
Contact: Andrew Gordon, President & CEO
Telephone: (718) 832-0800

Coffee Holding Co., Inc. Reports First Quarter Earnings

BROOKLYN, New York - March 15, 2006. Coffee Holding Co., Inc. (AMEX:JVA) today announced its operating results for the first quarter ended January 31, 2006. In this release, the Company:

•   Reports sales growth of 71.8% for the quarter;

•   Announces an increase in net income of 29.2% for the quarter; and

•   Reports net income of $0.09 per share for the quarter.

Net income increased $117,000, or 29.2%, to $520,000 or $0.09 per share, for the quarter ended January 31, 2006 compared to $402,000, or $0.10 per share, for the quarter ended January 31, 2005. The increase in net income reflects an increase in net sales, partially offset by an increase in cost of sales. Net sales increased by $5.8 million, or 71.8%, to $13.8 million for the quarter compared to $8.1 million for the quarter ended January 31, 2005. The increase in net sales primarily reflects increased sales of green coffee.

The decrease in earnings per share for the quarter ended January 31, 2006 compared to the quarter ended January 31, 2005 was attributable to the Company’s initial public offering in May 2005. During the three months ended January 31, 2006, there were 1,620,000, or 40.5%, more shares of common stock outstanding than during the three months ended January 31, 2005. If the number of outstanding shares of common stock had remained constant, the Company’s basic and diluted earnings per share would have been $.13 per share for the quarter.

“We are pleased with the results for the quarter. We continue to show strength on our revenue line and our operations have remained profitable during a period of extreme volatility in the coffee market (prices). More importantly, we experienced expansion in all three core segments of our business as our green coffee sales and roasted product sales were substantially higher year over year,” said Andrew Gordon, President and Chief Executive Officer.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company's private label and branded coffee products are sold through the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.
CONDENSED BALANCE SHEETS
JANUARY 31, 2006 AND OCTOBER 31, 2005

	January 31, 2006	October 31, 2005
	(unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$1,845,600	$735,468
Due from broker	2,672,863	2,994,394
Accounts receivable, net of allowance for doubtful accounts of $420,349 for 2006 and 2005	4,404,636	5,159,576
Inventories	3,456,891	4,496,578
Prepaid expenses and other current assets	314,923	284,170
Deferred tax asset	269,600	318,600
TOTAL CURRENT ASSETS	12,964,513	13,988,786

Property and equipment, at cost, net of accumulated depreciation of $3,840,341 and $3,727,524 for 2006 and 2005, respectively	2,341,331	2,379,952
Deposits and other assets	210,556	176,575
TOTAL ASSETS	$15,516,400	$16,545,313

- LIABILITIES AND STOCKHOLDERS' EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,392,866	$4,431,577
Current portion of obligations under capital lease	-	1,329
Line of credit borrowings	471,125	1,063,167
Income taxes payable - current	288,114	218,864
TOTAL CURRENT LIABILITIES	4,152,105	5,714,937

Income taxes payable - deferred	34,000	53,700
Deferred compensation payable	169,035	135,054
TOTAL LIABILITIES	4,355,140	5,903,691

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 5,529,830 shares issued and outstanding for 2006 and 2005	5,530	5,530
Additional paid-in capital	7,327,023	7,327,023
Retained earnings	3,828,707	3,309,069
TOTAL STOCKHOLDERS' EQUITY	11,161,260	10,641,622
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,516,400	$16,545,313

COFFEE HOLDING CO., INC.
CONDENSED STATEMENTS OF INCOME
THREE MONTHS ENDED JANUARY 31, 2006 AND 2005
(Unaudited)

	2006	2005
NET SALES	$13,844,845	$8,060,280

COST OF SALES	11,519,402	5,988,013

GROSS PROFIT	2,325,443	2,072,267

OPERATING EXPENSES:
Selling and administrative	1,282,837	1,268,065
Officers' salaries	135,975	127,321
TOTALS	1,418,812	1,395,386

INCOME FROM OPERATIONS	906,631	676,881

OTHER INCOME (EXPENSE)
Interest income	30,566	3,270
Interest expense	(15,459)	(26,470)
	15,107	(23,200)

INCOME BEFORE INCOME TAXES	921,738	653,681

Provision for income taxes	402,100	251,400

NET INCOME	$519,638	$402,281

Basic and diluted earnings per share	$.09	$.10

Weighted average common shares outstanding:
Basic	5,529,830	3,999,650
Diluted	5,593,250	3,999,650

COFFEE HOLDING CO., INC.
CONDENSED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED JANUARY 31, 2006 AND 2005
(Unaudited)

	2006	2005
OPERATING ACTIVITIES:
Net income	$519,638	$402,281
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	112,817	105,000
Deferred taxes	29,300	(40,600)
Changes in operating assets and liabilities:
Due from broker	321,531	(66,251)
Accounts receivable	754,940	924,301
Inventories	1,039,687	(728,721)
Prepaid expenses and other assets	(64,734)	26,982
Accounts payable and accrued expenses	(1,038,711)	(1,576,078)
Deferred compensation payable	33,981	-
Income taxes payable	69,250	35,500
Net cash provided by (used in) operating activities	1,777,699	(917,586)

INVESTING ACTIVITIES:
Purchases of property and equipment	(74,196)	(14,402)
Deposits and other assets	-	(8,025)
Net cash (used in) investing activities	(74,196)	(22,427)

FINANCING ACTIVITIES:
Principal payments on term loan	-	(252,000)
Advances under bank line of credit	10,317,070	3,480,045
Principal payments under bank line of credit	(10,909,112)	(2,685,045)
Principal payments of obligations under capital leases	(1,329)	(38,657)
Net cash (used in) provided by financing activities	(593,371)	504,343

NET INCREASE (DECREASE) IN CASH	1,110,132	(435,670)

Cash, beginning of year	735,468	642,145

CASH, END OF PERIOD	$1,845,600	$206,475

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$13,176	$32,366
Income taxes paid	$299,321	$256,500